Exhibit 20.2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION INCORPORATED BY REFERENCE

Certain information contained in this management information circular (Circular) has been incorporated by reference from the annual report on Form 20-F (Form 20-F) of Canadian Solar Inc. (Corporation) for the year ended December 31, 2018 which has been filed with the United States Securities and Exchange Commission and is attached hereto.

VOTING INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of the Corporation for use at the annual meeting of shareholders of the Corporation (Meeting) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular (Notice).

The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation. The Corporation may also use the services of a proxy solicitation firm. The cost of the solicitation of proxies will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying form of proxy are directors and/or officers of the Corporation.

A shareholder has the right to appoint a person (who need not be a shareholder) other than the individuals named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. To be effective, completed proxies must be received by Computershare by mail, in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxies

Proxies given by shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with Computershare by mail or overnight delivery to Computershare, 462 South 4th Street, Suite 1600, Louisville, Kentucky, 40202, United States of America, Attention: Proxy Department, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies

The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

If no directions are contained therein, the common shares will be voted FOR:

(a)                                the election of each of the five nominees for election as director named in the Circular; and

(b)                                the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration.

The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.

Voting Shares

Shareholders of record on May 6, 2019 are entitled to receive notice of and vote at the Meeting. The authorized capital of the Corporation consists of an unlimited number of common shares. As of May 6, 2019, there were 59,436,921 common shares outstanding. All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of the Form 20-F.

Required Approval

All matters to be dealt with at the Meeting require the approval of a majority of the votes cast on the matter.

BUSINESS OF MEETING

Consolidated Financial Statements

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2018, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles of the Corporation provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors. The board of directors of the Corporation (Board) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting at five. The term of office of each of the current directors will expire at the close of the Meeting. The term of office of each of the directors elected at the Meeting will expire at the close of the annual meeting of shareholders following the Meeting.

The Corporation is governed by the Canada Business Corporations Act (CBCA). The CBCA provides that at least 25% of the directors of the Corporation must be resident Canadians (generally, Canadian citizens ordinarily resident in Canada) and that the directors of the Corporation may not transact business at a meeting of the directors unless at least 25% of the directors present at the meeting are resident Canadians.

Management of the Corporation proposes to nominate the individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation. Shareholders may vote for all of the nominees named below, vote for one or more of them and withhold their vote for others of them, or withhold their vote for all of them.

Under the Corporation’s Corporate Governance Guidelines, any nominee for election as a director of the Corporation in an uncontested election who receives, from common shares voted in person or by proxy at the Meeting, a greater number of shares withheld than shares voted in his favour for election as a director must promptly tender his resignation to the Chairman of the Board, such resignation to take effect on acceptance by the Board. The Nominating and Corporate Governance Committee of the Board will expeditiously consider the director’s offer to resign and make a recommendation to the Board on whether to accept it. In considering the director’s offer to resign and making its recommendation, the Nominating and Corporate Governance Committee will evaluate the best interests of the Corporation and its shareholders and will consider a number of factors, including alternatives to cure the underlying cause of the votes withheld, the experience/expertise of the director, the overall composition of the Board and whether accepting the resignation would cause the Corporation to fail to satisfy any listing or regulatory requirement. The Board will have 90 days after the date of the Meeting to make a final decision and announce it by way of press release. A director who tenders his resignation may not participate in the deliberations of the Nominating and Corporate Governance Committee or the Board on whether to accept his resignation offer.

Director Nominees

The following table sets out the name and city, province or state and country of residence of each individual proposed to be nominated for election as a director of the Corporation at the Meeting and his current position with the Corporation. It also sets out information with respect to the individual’s equity ownership, current membership on Board committees, other public board memberships held in the past five years, areas of expertise/experience and, where applicable, Board and Board committee meeting attendance during the 12 months ended December 31, 2018.

Additional information can be found in Item 6A “Directors and Senior Management”, Item 6C “Board Practices — Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20- F.

Dr. Qu is the founder of the Corporation and has served as its Chairman, President and Chief Executive Officer since it became a public company in October 2006. He is a visiting professor at Tsinghua University, one of the most prestigious universities in China. Dr. Qu holds a Ph.D. in Material Science from the University of Toronto, a Master of Science degree in Physics from University of Manitoba and a Bachelor of Science degree in Applied Physics from Tsinghua University.

Areas of expertise/experience

	• Strategic Leadership	• Industry

Name: Shawn (Xiaohua) Qu	• International Operations	• Technology

Age: 55	Other public company directorships in the past five years

Municipality of residence:	None
Suzhou, People’s Republic of China
	Board/Committee Membership	Attendance
Director since: 2006
	Board	5 of 5	100%
Non-independent
	Research and Development Committee	4 of 4	100%

Equity Ownership (1)

Common Shares		Options		Restricted Share Units (RSUs)
13,802,373	(2)	63,291	(2)	140,426	(2)

Mr. McDermott has served as lead independent director of the Corporation since it became a public company in October 2006. He is a corporate director and consultant. He was formerly a partner practising business law at McMillan LLP, a business law firm based in Canada. Mr. McDermott holds a Juris Doctor degree from the University of Toronto and a Bachelor of Arts degree from Western University. He is Chair of the Nominating and Corporate Governance Committee and was Chair of the Special Committee (Going Private Proposal).

Areas of expertise/experience

	• Legal/Regulatory	• Capital Markets

Name: Robert McDermott	• Corporate Governance	• Executive Compensation

Age: 77	Other public company directorships in the past five years

Municipality of residence:	None
Toronto, Ontario, Canada
	Board/Committee Membership	Attendance
Director since: 2006
	Board	5 of 5	100%
Independent Resident Canadian	Audit Committee	5 of 5	100%
	Compensation Committee	5 of 5	100%
	Nominating and Corporate Governance Committee	4 of 4	100%
	Special Committee (Going Private Proposal)	12 of 12	100%

	Equity Ownership (1)

Common Shares	Options	Restricted Share Units (RSUs)
11,781	46,600	24,773

Dr. Ruda has served as an independent director of the Corporation since July 2011. He is the Director of the Centre for Advanced Nanotechnology, the Stanley Meek Chair in Nanotechnology and Professor of Applied Science and Engineering at the University of Toronto. His research interests focus on the fabrication and modeling of semiconductor nanostructures with applications in the fields of optoelectronics, energy and sensing. Dr. Ruda is a Fellow of the Royal Society of Canada, a Fellow of the Institute of Physics, a Fellow of the Institute of Nanotechnology and a Fellow of the Canadian Academy of Engineering, and holds a PhD in Semiconductor Physics from the Massachusetts Institute of Technology. He is Chair of the Research and Development Committee.

	Areas of expertise/experience
Name: Harry E. Ruda
	• Semiconductor Device Engineering	• Strategy
Age: 60
	• Research and Development	• Risk Management
Municipality of residence:
Toronto, Ontario, Canada	Other public company directorships in the past five years

Director since: 2011	None

Independent Resident Canadian	Board/Committee Membership	Attendance

	Board	5 of 5	100%
	Audit Committee Compensation Committee	5 of 5	100%
	Nominating and Corporate Governance	5 of 5	100%
	Committee	4 of 4	100%
	Research and Development Committee	4 of 4	100%
	Special Committee (Going Private Proposal)	12 of 12	100%

	Equity Ownership (1)

Common Shares	Options	Restricted Share Units (RSUs)
6,781	23,300	24,733

Mr. Wong has served as an independent director of the Corporation since August 2014. He is a director of Chubb Life Insurance Company and the Vice-Chairman of the board of directors of Huazhong In-Vehicle Holdings Company Limited, a company listed on The Stock Exchange of Hong Kong. Previously, he has held senior positions at the Royal Bank of Canada, the Union Bank of Switzerland, Citicorp International Limited (a merchant banking arm of Citibank), Hang Seng Bank Limited and DBS Bank Limited, Hong Kong. Mr. Wong holds a Bachelor of Social Sciences (Honours) degree from the University of Hong Kong and a Master of Philosophy degree from Hong Kong Buddhist College. He is Chair of the Compensation Committee.

	Areas of expertise/experience
Name: Andrew (Luen Cheung)
Wong	• Corporate Finance	• Capital Markets

Age: 61	• China Operations	• Strategy

Municipality of residence:	Other public company directorships in the past five years
Hong Kong Special Administrative	China CITIC Bank Corporation Limited
Region, People’s Republic of China
	Intime Retail (Group) Co. Ltd.
Director since: 2014
	Board/Committee Membership	Attendance
Independent
	Board	5 of 5	100%
	Audit Committee	5 of 5	100%
	Compensation Committee	5 of 5	100%
	Nominating and Corporate Governance Committee	4 of 4	100%
	Special Committee (Going Private Proposal)	9 of 12	75%

	Equity Ownership(1)

Common Shares	Options	Restricted Share Units (RSUs)
Nil	Nil	24,773

Mr. Wong has served as an independent director of the Corporation since March 2019. He currently serves as an independent director and chair of the audit committee of China Automotive Systems, Inc., Daqo New Energy Corp. and China Maple Leaf Educational Systems Limited. From 1982 to 2008, He held various positions with Deloitte Touche Tohmatsu (Deloitte) in Hong Kong, San Jose and Beijing, with his last position as a partner in Deloitte’s Beijing office. He subsequently served as the Chief Financial Officer of a number of companies. Mr. Wong received a Higher Diploma in Accountancy from Hong Kong Polytechnic University and a Bachelor of Science degree in Applied Economics from University of San Francisco. He is a fellow of the Hong Kong Institute of Certified Public Accountants, a fellow of the Association of Chartered Certified Accountants, and a member of the American Institute of Certified Public Accountants.

Name: Arthur (Lap Tat) Wong	Areas of expertise/experience

Age: 59	• Audit/Accounting	• Capital Markets

Municipality of residence:	• Corporate Finance	• Corporate Reporting
Beijing, People’s Republic of
China	Other public company directorships in the past five years
YOU On Demand Holdings, Inc.
Director since: 2019	Xueda Education Group
Sky Solar Holdings, Ltd.
Independent	Vision China Media Inc.
Petro-king Oilfield Services Limited

	Board/Committee Membership	Attendance

	Board	N/A	N/A
	Audit Committee	N/A	N/A
	Compensation Committee	N/A	N/A
	Nominating and Corporate Governance Committee	N/A	N/A
	Special Committee (Going Private Proposal)	N/A	N/A

Equity Ownership(1)

Common Shares	Options	Restricted Share Units (RSUs)
Nil	Nil	2,182

Notes:

(1)           As of May 1, 2019.

(2)            Includes common shares, options and RSUs held by Hanbing Zhang, the wife of Dr. Qu.

Appointment of Auditors

Management of the Corporation proposes that Deloitte Touche Tohmatsu Certified Public Accountants LLP (DTT LLP) be reappointed as auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration. DTT LLP and its predecessor, Deloitte Touche Tohmatsu CPA Ltd., have been auditors of the Corporation since December 2005.

Other Business

Management of the Corporation knows of no other matters that may properly come before the Meeting.

STATEMENT OF EXECUTIVE COMPENSATION

General

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation” and “Compensation of Directors and Executive Officers — Share-based Compensation” and Item 6C “Board Practices — Director Agreements” and “Board Practices — Indemnification of Directors and Officers” of Form 20-F.

Employment and Management Contracts

See Item 6C “Board Practices — Employment Agreements” of Form 20-F.

Compensation of Directors

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation” and Item 6C “Board Practices — Director Agreements” and “Board Practices — Indemnification of Directors and Officers” of Form 20-F.

RELATED PARTY TRANSACTIONS

See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

See Item 6C “Board Practices — Interested Transactions” and Item 7B “Major Shareholders and Related Party Transactions - Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS

See Item 10C “Material Contracts” of Form 20-F.

OTHER MATTERS

Shareholder Proposals

Shareholders must submit any shareholder proposal that they wish to be considered at the annual meeting of shareholders of the Corporation in respect of the year ending December 31, 2019 to be held in 2020 no later than February 25, 2020. All shareholder proposals must comply with Section 137 of the Canada Business Corporations Act.

Glossary

The term shareholder refers to a registered holder of common shares. The term common shares refers to common shares in the capital stock of the Corporation, excluding any restricted shares, which are subject to restrictions on voting, dividend rights and transferability.

Date of Information

Except where noted, all information in this Circular is as of May 10, 2019.

APPROVAL OF CIRCULAR BY BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Canada this 10th day of May, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer